Exhibit 99.1

Civitas Resources Announces First Quarter 2022 Results; Declares Dividend to be Paid in June

DENVER, May 4th, 2022 - Civitas Resources, Inc. (NYSE: CIVI) (the "Company" or "Civitas") today announced its first quarter 2022 financial results, and has posted an updated investor presentation to its website.

Operational and Financial Highlights for the First Quarter 2022
•Average daily sales volumes of 159.0 thousand barrels of oil equivalent per day (“MBoe/d”), with oil representing 43% of total volumes (includes one month of volumes from the Bison acquisition, which closed March 1, 2022)
•Total capital expenditures of $234.5 million
•GAAP net income of $91.6 million for the first quarter 2022
•Adjusted EBITDAX(1) of $471.8 million for the first quarter 2022
•Lease operating expenses (“LOE”) of $2.52 per Boe for the first quarter; up 14% from the fourth quarter of 2021, and down 17% from the first quarter of 2021
•Recurring cash G&A(1) expense, which excludes non-cash and non-recurring expenses, was $24.7 million for the quarter, or $1.73 per Boe, down sequentially from $2.00 per Boe in the fourth quarter of 2021
•Exited first quarter 2022 with approximately $0.9 billion of liquidity, including an undrawn credit facility and approximately $154.3 million of cash, after giving effect to an aggregate of $12.4 million of undrawn letters of credit

(1) Non-GAAP financial measure; see attached reconciliation schedules at the end of this release.

Combined Base and Variable Dividend to be Paid in June

The Company's board of directors has elected to pay a dividend of $1.3625/share in the second quarter, which reflects the combination of a variable dividend of $0.9000/share and a base fixed dividend of $0.4625/share. This dividend will be paid on June 29, 2022 to shareholders of record as of June 15, 2022. Additional detail regarding the calculation of the variable dividend can be found in the Company's new investor presentation.

Ben Dell, Chairman of Civitas, commented, “Our first quarter results continue to demonstrate our execution of the new E&P business model. We have successfully integrated Bison, kept a tight control on our costs and delivered significant free cash flow, which we are returning to shareholders. As we welcome our new President and Chief Executive Officer, Chris Doyle, we look forward to continuing the momentum and developing Civitas into a peer group leader on all aspects of the operating model."

First Quarter 2022 Results

During the first quarter of 2022, the Company reported average daily sales of 159.0 MBoe/d. Product mix for the first quarter was 43% crude oil, 31% natural gas, and 26% natural gas liquids. The table below provides sales volumes, product mix, and average sales prices for the first quarter 2022 and 2021.

	Three Months Ended March 31,
	2022	2021	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	68,039	10,474	550%
Natural gas (Mcf/d)	297,627	35,710	733%
Natural gas liquids (Bbls/d)	41,363	4,424	835%
Crude oil equivalent (Boe/d)	159,007	20,850	663%

Product Mix
Crude oil	43%	50%
Natural gas	31%	29%
Natural gas liquids	26%	21%

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$89.65	$52.83	70%
Natural gas (per Mcf)	$4.20	$3.82	10%
Natural gas liquids (per Bbl)	$41.68	$27.54	51%
Crude oil equivalent (per Boe)	$57.06	$38.93	47%

Capital expenditures were $234.5 million for the first quarter of 2022. The Company drilled 52 gross (43 net) operated wells, completed 41 gross (37 net) operated wells, and turned to sales 49 gross (44 net) operated wells during the first quarter.

Net crude oil, natural gas, and natural gas liquids revenue for the first quarter of 2022 increased to $817.8 million compared to $510.5 million for the fourth quarter of 2021. The increase was a result of higher crude oil, natural gas, and natural gas liquids realized prices and a significant increase in sales volumes, primarily related the acquisitions that closed on November 1, 2021. Crude oil accounted for approximately 67% of total revenue for the quarter. Differentials for the Company's crude oil production, relative to WTI, averaged approximately negative $5.00 per barrel in the quarter.

LOE for the first quarter of 2022 on a unit basis increased to $2.52 per Boe from $2.22 per Boe in the fourth quarter of 2021.

Rocky Mountain Infrastructure (“RMI”) net effective cost for the first quarter 2022 was $0.31 per Boe, which consists of $0.40 per Boe of midstream operating expense offset by $0.09 per Boe of RMI operating revenue from working interest partners. RMI operating revenue from working interest partners is based on production volumes and the fees are not tied to crude oil or natural gas prices.

The Company's general and administrative ("G&A") expenses were $35.7 million for the first quarter of 2022, which included $8.1 million in non-cash stock-based compensation and $2.9 million of other non-recurring G&A. Recurring cash G&A, which excludes non-recurring and non-cash items, was $24.7 million for the first quarter of 2022. On a per unit basis, the Company's recurring cash G&A decreased 14% sequentially from $2.00 per Boe in the fourth quarter of 2021 to $1.73 per Boe in the first quarter of 2022.

RMI net effective cost and recurring cash G&A are non-GAAP financial measures. Please see Schedule 7 and Schedule 8 at the end of this release for a reconciliation to the most comparable GAAP measure.

2022 Guidance

2022 Company guidance reflects the closing of the Bison acquisition on March 1, 2022. The Company expects an average crude oil price differential of roughly negative $6.00/Bbl relative to WTI during the year. Civitas does not expect to be a cash income taxpayer this year at the commodity prices assumed below.

2022 Guidance	Low		High
D&C Capital Expenditures ($MM)	$825	--	$950
Land, Midstream & Other Capital Expenditures ($MM)	$70	--	$90
Total Production (MBoe/d)	156	--	167
Oil Production (MBbl/d)	69	--	75
% Liquids	68%	--	70%
Lease Operating Expenses ($/Boe)	$2.50	--	$2.75
Gathering, Transportation and Processing Expenses ($/Boe)	$3.25	--	$3.50
Midstream Operating Expenses ($/Boe)	$0.50	--	$0.60
Recurring Cash G&A Expenses ($MM)	$70	--	$75
Production Taxes (% of revenue)	8%	--	9%
Note: Guidance is based on $75/Bbl WTI oil and $4.00/MMbtu Henry Hub gas. Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond the Company’s control. See “Forward-Looking Statements” below.

Conference Call Information

The Company will host a conference call to discuss these results on May 5, 2022 at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). A live webcast and replay will be available on the Investor Relations section of the Company’s website at www.civiresources.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	888-510-2535	4872770
Replay	800-770-2030	4872770

About Civitas Resources, Inc.

Civitas Resources, Inc. is Colorado’s first carbon neutral oil and gas producer and is focused on developing and producing crude oil, natural gas, and natural gas liquids in Colorado’s Denver-Julesburg Basin. The Company is committed to pursuing compelling economic returns and cash flow while delivering best-in-class cost leadership and capital efficiency. Civitas is dedicated to safety, environmental responsibility, and implementing industry leading practices to create a positive local impact. For more information about Civitas, please visit www.civiresources.com.

Forward-Looking Statements and Cautionary Statements

Certain statements in this press release concerning the credit facility, the results, effects, benefits and synergies of the acquisition of Bison, future opportunities for Civitas, future financial performance and condition, guidance and any other statements regarding Civitas’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the ultimate timing, outcome and results of integrating the legacy operations of Civitas; changes in capital markets and the ability of Civitas to finance operations in the manner expected; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business; the effects of disruption of our operations or excess supply of oil and natural gas due to the COVID-19 pandemic and the actions by certain oil and natural gas producing countries; the scope, duration and severity of the COVID-19 pandemic, including any recurrence, as well as the timing of the economic recovery following the pandemic; ability of our customers to meet their obligations to us; our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions; the presence or recoverability of estimated oil and natural gas reserves and the actual future sales volume rates and associated costs; uncertainties associated with estimates of proved oil and gas reserves; the assumptions underlying forecasts, including forecasts of production, well costs, capital expenditures, rates of return, expenses, cash flow and cash flow from purchases and sales of oil and gas; the possibility that the industry may be subject to future local, state, and federal regulatory or legislative actions (including additional taxes and changes in environmental regulation); environmental risks; seasonal weather conditions; drilling and operating risks, including the risks associated with the employment of horizontal drilling and completion techniques; our ability to acquire adequate supplies of water for drilling and completion operations; availability of oilfield equipment, services, and personnel; exploration and development risks; competition in the oil and natural gas industry; our ability to secure adequate processing capacity for natural gas we produce, to secure adequate transportation for oil, natural gas, and natural gas liquids we produce, and to sell the oil, natural gas, and natural gas liquids at market prices; continued hostilities in Ukraine, the Middle East, South America, and other sustained military campaigns or acts of terrorism or sabotage; and other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our businesses, operations, or pricing. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic and regulatory conditions, and environmental matters are only forecasts regarding these matters.

Additional information concerning other risk factors is also contained in Civitas’ most recently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other Securities and Exchange Commission (“SEC”) filings. Civitas undertakes no duty to publicly update these statements except as required by law.

For further information, please contact:

Investor Relations:
John Wren, ir@civiresources.com

Media:
Brian Cain, info@civiresources.com

Schedule 1: Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, expect for per share amounts, unaudited)

	Three Months Ended March 31,
	2022	2021
Operating net revenues:
Oil, natural gas, and NGL sales	$817,810	$74,159
Operating expenses:
Lease operating expense	36,019	5,731
Midstream operating expense	5,712	3,905
Gathering, transportation, and processing	50,403	4,967
Severance and ad valorem taxes	63,304	4,604
Exploration	528	96
Depreciation, depletion, and amortization	184,860	18,823
Abandonment and impairment of unproved properties	17,975	—
Unused commitments	776	—
Merger transaction costs	20,534	3,295
General and administrative (including $8,090 and $1,612, respectively, of stock-based compensation)	35,720	9,251
Total operating expenses	415,831	50,672
Other income (expense):
Derivative loss	(295,493)	(23,419)
Interest expense	(9,066)	(419)
Gain on property transactions, net	16,797	—
Other income	783	188
Total other expense	(286,979)	(23,650)
Income (loss) from operations before taxes	115,000	(163)
Income tax benefit (expense)	(23,361)	44
Net income (loss)	$91,639	$(119)

Comprehensive income (loss)	$91,639	$(119)

Net income (loss) per common share:
Basic	$1.08	$(0.01)
Diluted	$1.07	$(0.01)
Weighted-average common shares outstanding:
Basic	84,840	20,839
Diluted	85,326	20,839

Schedule 2: Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$91,639	$(119)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	184,860	18,823
Deferred income tax expense (benefit)	23,361	(44)
Abandonment and impairment of unproved properties	17,975	—
Stock-based compensation	8,090	1,612
Amortization of deferred financing costs	1,078	93
Derivative loss	295,493	23,419
Derivative cash settlements loss	(166,578)	(3,791)
Gain on property transactions, net	(16,797)	—
Other	68	(84)
Changes in current assets and liabilities:
Accounts receivable, net	11,906	(5,718)
Prepaid expenses and other assets	(2,398)	106
Accounts payable and accrued liabilities	88,975	9,073
Settlement of asset retirement obligations	(5,131)	(406)
Net cash provided by operating activities	532,541	42,964
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(300,087)	(180)
Cash acquired	44,310	—
Exploration and development of oil and natural gas properties	(260,667)	(28,730)
Additions to other property and equipment	(68)	(38)
Other	212	—
Net cash used in investing activities	(516,300)	(28,948)
Cash flows from financing activities:
Proceeds from exercise of stock options	178	15
Dividends paid	(103,596)	—
Payment of employee tax withholdings in exchange for the return of common stock	(12,928)	—
Deferred financing costs	—	(58)
Other	—	(21)
Net cash used in financing activities	(116,346)	(64)
Net change in cash, cash equivalents, and restricted cash:	(100,105)	13,952
Cash, cash equivalents, and restricted cash:
Beginning of period	254,556	24,845
End of period (1)	$154,451	$38,797
(1) Includes $0.1 million of restricted cash and consists of funds for road maintenance and repairs that is presented in other noncurrent assets within the accompanying unaudited condensed consolidated balance sheets (“balance sheets”) as of both March 31, 2022 and March 31, 2021.

Schedule 3: Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$154,349	$254,454
Accounts receivable, net:
Oil, natural gas, and NGL sales	410,418	362,262
Joint interest and other	72,888	66,390
Prepaid expenses and other	21,891	21,052
Inventory of oilfield equipment	14,557	12,386
Derivative assets	—	3,393
Total current assets	674,103	719,937
Property and equipment (successful efforts method):
Proved properties	5,983,892	5,457,213
Less: accumulated depreciation, depletion, and amortization	(608,898)	(430,201)
Total proved properties, net	5,374,994	5,027,012
Unproved properties	671,538	688,895
Wells in progress	213,153	177,296
Other property and equipment, net of accumulated depreciation of $5,403 in 2022 and $4,742 in 2021	51,046	51,639
Total property and equipment, net	6,310,731	5,944,842
Right-of-use assets	36,054	39,885
Deferred income tax assets	—	22,284
Other noncurrent assets	12,859	14,085
Total assets	$7,033,747	$6,741,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$296,433	$246,188
Production taxes payable	188,962	144,408
Oil and natural gas revenue distribution payable	422,854	466,233
Lease liability	18,588	18,873
Derivative liability	384,694	219,804
Asset retirement obligations	24,000	24,000
Total current liabilities	1,335,531	1,119,506
Long-term liabilities:
Senior notes	492,123	491,710
Lease liability	17,920	21,398
Ad valorem taxes	296,773	232,147
Derivative liability	46,111	19,959
Deferred income tax liabilities	5,805	—
Asset retirement obligations	201,951	201,315
Total liabilities	2,396,214	2,086,035
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 84,941,558 and 84,572,846 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	4,916	4,912
Additional paid-in capital	4,194,444	4,199,108
Retained earnings	438,173	450,978
Total stockholders’ equity	4,637,533	4,654,998
Total liabilities and stockholders’ equity	$7,033,747	$6,741,033

Schedule 4: Per unit cash cost margins
(unaudited)

	Three Months Ended March 31,
	2022	2021	Percent Change
Crude oil equivalent sales volumes (MBoe)	14,311	1,876	663%

Realized price (before derivatives)(1)	$57.06	$38.93	47%

Per unit costs ($/Boe)
Lease operating expense	$2.52	$3.05	(17)%
RMI net effective cost(1)	$0.31	$1.49	(79)%
Gathering, transportation, and processing	$3.52	$2.65	33%
Severance and ad valorem taxes	$4.42	$2.45	80%
Recurring cash general and administrative(2)	$1.73	$4.07	(57)%
Interest	$0.63	$0.22	186%
Total cash costs	$13.13	$13.93	(6)%
Cash cost margin (before derivatives)	$43.93	$25.00	76%
Derivative cash settlements	$(11.64)	$(2.02)	476%
Cash cost margin (after derivatives)	$32.29	$22.98	41%

Non-cash and non-recurring items
Depreciation, depletion, and amortization	$12.92	$10.03	29%
Non-cash and non-recurring general and administrative	$0.77	$0.86	(10)%

(1) Crude oil and natural gas sales excludes $1.3 million and $1.1 million of oil transportation and gas gathering revenues from third parties, which do not have associated sales volumes for three months ended March 31, 2022 and 2021, respectively. Alternatively, the aforementioned oil transportation and gas gathering revenues from third parties have been netted against the midstream operating expense to arrive at the RMI net effective cost. See Schedule 8 for a reconciliation from GAAP midstream operating expense to RMI net effective cost.

(2) Recurring cash general and administrative expense excludes stock-based compensation, cash severance costs, and other non-recurring fees. Please see Schedule 7 for a reconciliation from GAAP G&A to recurring cash G&A.

Schedule 5: Adjusted Net Income
(in thousands, except per share amounts, unaudited)

Adjusted net income is a supplemental non-GAAP financial measure that is used by management to present a more comparable, recurring profitability between periods. Management believes adjusted net income provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines adjusted net income as net income after adjusting for (1) the impact of certain non-cash items and one-time transactions and correspondingly (2) the related tax effect in each period. Adjusted net income is not a measure of net income as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of adjusted net income.

	Three Months Ended March 31,
	2022	2021
Net income (loss)	$91,639	$(119)
Adjustments to net income (loss):
Abandonment and impairment of unproved properties	17,975	—
Unused commitments	776	—
Stock-based compensation(1)	8,090	1,612
Non-recurring general and administrative expense(1)	2,886	—
Merger transaction costs	20,534	3,295
Gain loss on property transactions, net	(16,797)	—
Derivative loss	295,493	23,419
Derivative cash settlement loss	(166,578)	(3,791)
Other	68	(84)
Total adjustments before taxes	162,447	24,451
Tax effect of adjustments(2)	(39,962)	(6,015)
Total adjustments after taxes	122,485	18,436

Adjusted net income	$214,124	$18,317

Adjusted net income per diluted share	$2.51	$0.88

Diluted weighted-average common shares outstanding	85,326	20,839

(1) Included as a portion of general and administrative expense in the condensed consolidated statements of operations and comprehensive income (loss).
(2) Estimated using the federal and state effective tax rate of 24.6%.

Schedule 6: Adjusted EBITDAX
(in thousands, unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management to provide a metric of the Company's ability to internally generate funds for exploration and development of oil and gas properties. The metric excludes items which are non-recurring in nature. Management believes adjusted EBITDAX provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines Adjusted EBITDAX as earnings before interest, income taxes, depreciation, depletion, and amortization, impairment, exploration expenses and other similar non-cash and non-recurring charges. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended March 31,
	2022	2021
Net income (loss)	$91,639	$(119)
Exploration	528	96
Depreciation, depletion and amortization	184,860	18,823
Abandonment and impairment of unproved properties	17,975	—
Stock-based compensation (1)	8,090	1,612
Non-recurring general and administrative expense (1)	2,886	—
Merger transaction costs	20,534	3,295
Unused commitments	776	—
Gain on property transactions, net	(16,797)	—
Interest expense	9,066	419
Derivative loss	295,493	23,419
Derivative cash settlements loss	(166,578)	(3,791)
Income tax (benefit) expense	23,361	(44)
Adjusted EBITDAX	$471,833	$43,710

(1) Included as a portion of general and administrative expense in the consolidated statement of operations and comprehensive income.

Schedule 7: Recurring Cash G&A
(in thousands, unaudited)

Recurring cash G&A is a supplemental non-GAAP financial measure that is used by management to provide only the cash portion of its G&A expense, which can be used to evaluate cost management and operating efficiency on a comparable basis from period to period. Management believes recurring cash G&A provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines recurring cash G&A as GAAP general and administrative expense exclusive of the Company's stock-based compensation and one-time charges. The Company refers to recurring cash G&A to provide typical recurring cash G&A costs that are planned for in a given period. Recurring cash G&A is not a fully inclusive measure of general and administrative expense as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of recurring cash G&A.

	Three Months Ended March 31,
	2022	2021
General and administrative expense	$35,720	$9,251
Stock-based compensation	(8,090)	(1,612)
Non-recurring general and administrative expense	(2,886)	—
Recurring Cash G&A	$24,744	$7,639

Schedule 8: RMI Net Effective Cost
(in thousands, unaudited)

RMI net effective cost is a supplemental non-GAAP financial measure that is used by management to assess only the net cash impact the Company’s wholly owned subsidiary, Rocky Mountain Infrastructure, LLC, has on the Company’s consolidated financials. Management believes the net effective cost provides external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, with additional information to assist in their analysis of the Company. The Company defines the RMI net effective cost as GAAP midstream operating expense less revenue generated from working interest partners utilizing the RMI assets.

The following table presents a reconciliation of the GAAP financial measures of midstream operating expense and RMI working interest partner revenue to the non-GAAP financial measure of RMI net effective cost.

	Three Months Ended March 31,
	2022	2021
Midstream operating expense	$5,712	$3,905
RMI working interest partner revenue	(1,267)	(1,109)
RMI net effective cost	$4,445	$2,796